EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-230949) of Tectonic Financial, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Tectonic Financial, Inc. for the year ended December 31, 2020.

/s/ Whitley Penn LLP

Dallas, Texas

March 31, 2021